Exhibit 99.1

 For Immediate Release

Western Goldfields Completes
Initial Exploration Program at Mesquite Mine

•	Exploration drilling at Vista intersects 30 feet of 0.562 ounces of gold per ton external to the current design pit
•	Exploration drilling at Brownie Hill identifies a potential new oxide zone intersecting 130 feet of oxide mineralization averaging 0.021 ounces of gold per ton
•	Prestripping and construction on schedule for January 2008 production

Toronto, Canada, September 6, 2007 - Western Goldfields Inc. (TSX:WGI, OTC BB:WGDFF.OB) is pleased to announce the completion of its initial exploration program at its wholly-owned Mesquite Mine in Imperial County, California.  A total of 125 reverse circulation drill holes (100,385 feet) have been completed and analytical results have been received for all drill holes.

Western Goldfields announced a 70,000-foot program of exploration drilling in September 2006.  Due to positive results from the Brownie Hill area, the program was increased to 100,000 feet to allow for further infill and exploration drilling to increase the Resource.  The following is a description of the results from the areas drilled during our 2006-2007 drilling program.  The Company intends to update its Reserve and Resource estimates in conjunction with the release of its year-end 2007 financial statements, early next year.

“The high grade zone discovered in Vista continues to demonstrate the potential for additional ounces that exists at Mesquite, and our exploration drilling at Brownie Hill has identified a potential new oxide zone,” said Raymond Threlkeld, President and Chief Executive Officer.    “The Company plans to conduct follow-up drilling in 2007-2008 to expand the zones discovered at Brownie Hill and Vista.”

Vista

Eight drill holes were completed to test the deep, non-oxide mineralization previously identified at Vista.  Significant results include hole WM-123 which intersected 30 feet of non oxide mineralization averaging 0.562 ounces of gold per ton and hole WM-21 which intersected 150 feet of non-oxide mineralization, averaging 0.015 ounces of gold per ton.  Both holes confirm the presence of non-oxide mineralization external to the current reserve pits.

Brownie Hill

The majority of the initial exploration program was directed towards increasing the Reserve and Resource estimates at Mesquite through infill drilling at Brownie Hill.  An updated Reserve and Resource estimate was reported March 26, 2007, and included results from 27 of 82 drill holes at Brownie Hill.  Since that estimate, assay results have been received for all drill holes, which allows us to phase the mining at Brownie Hill.  Significant results include hole WM-55, intersecting 295 feet of oxide mineralization averaging 0.021 ounces of gold per ton and hole WM-108, intersecting 125 feet of non-oxide mineralization averaging 0.050 ounces of gold per ton.  Both holes extend the previously identified Brownie Hill mineralization to the southeast external to the current reserve pits.  Brownie Hill infill drilling and exploration drilling in 2007 is expected to provide a slight increase to the Reserve and Resource estimates, when released early next year in conjunction with the release of its year-end 2007 financial statements.

In addition, results have been received for twelve exploration holes that were drilled to expand the Brownie Hill resource trend.  Hole WM-92 intersected 130 feet of oxide mineralization averaging 0.021 ounces of gold per ton in what is interpreted to be a parallel zone to the main Brownie Hill trend.  Hole WM-84, drilled to test the main Brownie Hill mineralized trend 1,250 feet to the southeast, intersected 120 feet of non-oxide mineralization averaging 0.020 ounces of gold per ton.  The Company is preparing a drilling program commencing in the fall of 2007 to follow up on these previously unknown zones.

Big Chief

Condemnation drilling in the Big Chief pit, designed to identify suitable areas for waste backfilling, has identified additional oxide and non-oxide mineralization.  Eleven of the seventeen holes drilled encountered near pit bottom oxide and/or non-oxide mineralization.  This mineralization is scheduled to be mined prior to waste backfilling the Big Chief pit.  The remaining six holes confirmed the areas to be backfilled early in the mining sequence.   Significant results include hole WM-66 which intersected 30 feet of non-oxide mineralization averaging 0.098 ounces per ton of gold approximately 55 feet below the current pit bottom.

Rainbow

Six drill holes were completed to test oxide and non-oxide mineralization internal to the Rainbow reserve pit.  Significant results include hole WM-124 which intersected 120 feet of oxide mineralization averaging 0.026 ounces of gold per ton and 560 feet of non-oxide mineralization averaging 0.020 ounces of gold per ton.  Hole WM-125 intersected 185 feet of oxide mineralization averaging 0.023 ounces of gold per ton.  Results were consistent with mineralization lying below the Rainbow pit.

Mesquite Mine Development

Since the first quarter of 2007, Western Goldfields has been vigorously executing its expansion program at Mesquite.  Accomplishments to date are:

•	The leach pad liner is being placed;
•	Prestripping is averaging 130,000 tons per day;
•	Two hydraulic shovels and a new LeTourneau 1350 front-end loader are operating;
•	Ten Terex haul trucks are commissioned and in full operation;
•	Approximately 40,000 tons of new ore has been stockpiled on Pad 6;
•	The new truck shop construction has commenced; and
•	The new water line has been completed.

All prestripping and construction activities are on schedule for full production of 160,000 - 170,000 ounces of gold annually, commencing in January 2008.

“Our prestrip mining and construction of the leach pad and facilities is on schedule to bring the mine into full production in January 2008, three full months ahead of the feasibility schedule,” said Mr. Threlkeld.  “We have ramped up to over 160 employees and are currently mining an average of 130,000 tons per day.  We have stockpiled about 40,000 tons of ore and anticipate loading the new leach pad in October.’

Western Goldfields Inc.

Western Goldfields is a gold producer focused on completing the expansion of its Mesquite Mine, located in Imperial County, California, and returning the mine to full production.   With a 2.8 million ounce gold reserve, the Company is the only multi-million ounce US gold reserve not controlled by a major gold company.  The Company is fully permitted and fully funded, and estimates production of 160,000-170,000 ounces of gold annually.  In June 2007, Western Goldfields announced that its production schedule has been moved ahead by one full quarter, which will bring the company into full production by January 2008.    Western Goldfields Inc. is listed on the Toronto Stock Exchange and trades under the symbol WGI, and is quoted on the OTCBB under the symbol WGDFF.OB.  For further details regarding the mineral reserves and mineral resources at Mesquite, please visit www.westerngoldfields.com.

Notes regarding Technical Information

The data contained in this news release has been prepared by or under the supervision of Wes Hanson, P.Geo., Vice President of Mine Development, Western Goldfields, and the Qualified Person for the project.  A partial table of select drill results is included in the Appendix to this release. A complete summary of results from all drilling returned to date as well as updated plans and sections of the drill results outlined in this release are available at Western Goldfield’s website at www.westerngoldfields.com.

Detailed description of the geology, mineral occurrences and nature of the mineralization at Mesquite as well as details regarding the sample spacing, collection, preparation and data verification  are outlined in the Technical Report dated May 26, 2006, titled Mesquite Gold Project Imperial County, California, USA; prepared by Independent Mining Consultants Inc.  All data disclosed herein has been collected with a Quality Assurance and Quality Control (QA/QC) procedure in place. The QA/QC procedure employs the use of standard reference material (SRM), duplicates and check assays.

SRMs are inserted into the sample stream at a rate of 1 SRM for every 20 samples.  Duplicate samples are prepared at a rate of one duplicate in 40 samples, duplicate samples are selected randomly.  Reject duplicates are prepared during sample preparation at a rate of one reject duplicate for every 5 samples.  For every 100 samples submitted for analysis, a total of 4 duplicate samples, 20 reject duplicate samples and 5 SRMs are added as part of the company’s QA/QC procedure.

All analyses were performed by American Assay Laboratories, Inc. (Reno, Nevada, USA), an ISO/IEC 17025 certified laboratory.  Assay results are received electronically from the lab. Site personnel review all results and 5% of the samples are randomly selected for check assaying.  As a final step, 10% of the reject duplicates are prepared as pulps and submitted to the original lab and the Mesquite lab for analysis. These samples are then re-submitted to a second lab for comparative analysis.

Results of the QA/QC data are monitored by site staff. Where results fall outside of specification, the site staff will request that a sample series be re-assayed.

Forward-Looking Information

Certain statements contained in this news release and subsequent oral statements made by and on behalf of the Company may contain forward-looking information within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation.  Such forward-looking statements are identified by words such as “intends”, “anticipates”, “believes”, “expects”, and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, timing and costs to recommence commercial production, potential increase in estimates of mineral resources or reserves, economic viability of the Mesquite Mine, financing options, including entering into a debt financing arrangement, and the consequences thereof, potential contractual arrangements, receipt of working capital, anticipated revenues, exercise of outstanding warrants, and capital and operating expenditures.  There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements.  Factors that could cause actual results to differ materially include, among others, the uncertainties involved in interpreting drilling results and those set forth in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the U.S. Securities and Exchange Commission, under the caption, “Risk Factors”.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulation, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors Concerning Estimates of Measured, Indicated and Inferred Resources

This press release uses, or refers to documents that use, the terms “measured”, “indicated” and/or “inferred” mineral resources. United States investors are advised that while such terms are recognized by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. United States investors are cautioned not to assume that all or any part of mineral resources will ever be converted into mineral reserves. Inferred mineral resources have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever by upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of an inferred mineral resource exists, or is economically or legally mineable.

For further details, please visit www.westerngoldfields.com, or contact:

Raymond Threlkeld
President and Chief Executive Officer
(416)-324-6005
rthrelkeld@westerngoldfields.com

Julie Taylor Pantziris
Director, Regulatory Affairs and Investor Relations
(416)-324-6015
jtaylor@westerngoldfields.com

APPENDIX
MESQUITE MINE
Select Drilling Results
September 6, 2007

				Intersection		Assay
Target	Hole ID	Type	Horizon	From	To	Interval	Gold
				(feet)	(feet)	(feet)	(Au oz/ton)
Brownie	WM-26	Infill	Oxide	350	555	205	0.011
	WM-27	Infill	Oxide	335	590	255	0.013
	WM-29	Infill	Oxide	320	550	230	0.012
	WM-35	Infill	Oxide	445	525	80	0.013
	WM-35	Infill	Non-oxide	525	635	110	0.013
	WM-38	Infill	Oxide	335	535	200	0.014
	WM-40	Infill	Oxide	360	615	255	0.012
	WM-47	Infill	Oxide	450	535	85	0.027
	WM-47	Infill	Non-oxide	535	585	50	0.039
	WM-48	Infill	Oxide	405	525	120	0.031
	WM-48	Infill	Non-oxide	525	705	180	0.015
	WM-50	Infill	Oxide	515	560	45	0.034
	WM-53	Infill	Oxide	265	380	115	0.021
	WM-55	Infill	Oxide	345	640	295	0.021
	WM-56	Infill	Oxide	390	555	165	0.010
	WM-57	Infill	Oxide	345	510	165	0.015
	WM-57	Infill	Non-oxide	585	670	85	0.028
	WM-58	Infill	Oxide	405	590	185	0.009
	WM-76	Infill	Oxide	315	675	360	0.015
	WM-84	Exploration	Non-oxide	345	465	120	0.020
	WM-89	Exploration	Non-oxide	530	805	275	0.013
	WM-92	Exploration	Oxide	505	635	130	0.021
	WM-96	Infill	Oxide	355	505	150	0.009
	WM-108	Infill	Non-oxide	500	625	125	0.050
Big Chief	WM-62	Condemnation	Non-oxide	125	175	50	0.023
	WM-66	Condemnation	Non-oxide	55	85	30	0.098
	WM-80	Condemnation	Oxide	5	30	25	0.022
	WM-81	Condemnation	Oxide	300	320	20	0.013
	WM-82	Condemnation	Oxide	325	345	20	0.029
Vista	WM-21	Exploration	Non-oxide	590	740	150	0.015
	WM-122	Exploration	Non-oxide	460	1290	830	0.018
	WM-123	Exploration	Non-oxide	435	610	175	0.120
			(incl)	435	465	30	0.562
Rainbow	WM-124	Infill	Oxide	360	480	120	0.026
			Non oxide	480	1040	560	0.020
	WM-125	Infill	Oxide	255	440	185	0.023
			Non oxide	440	540	100	0.018